                Exhibit 99.2

For Immediate Release

Contact:	Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.
ANNOUNCES PRICING OF 8,800,000 SHARES OF

SERIES D CUMULATIVE CONVERTIBLE PREFERRED STOCK

PASADENA, CA. — March 19, 2008 - Alexandria Real Estate Equities, Inc. (NYSE:ARE) today announced that it has agreed to sell 8,800,000 shares of Series D Cumulative Convertible Preferred Stock at $25.00 per share in an underwritten public offering.  Gross proceeds from the offering will be $220,000,000. The shares of Series D Cumulative Convertible Preferred Stock will be convertible into shares of Alexandria Real Estate Equities, Inc. common stock. J.P. Morgan Securities Inc., Citi, and Merrill Lynch & Co. are acting as joint bookrunning managers in connection with the offering. Alexandria Real Estate Equities, Inc. has granted the underwriters a thirty day option to purchase up to 1,200,000 additional shares to cover over-allotments, if any. The offering is expected to close on or about March 26, 2008, subject to customary closing conditions.

The Series D Cumulative Convertible Preferred Stock will be entitled to receive dividends quarterly at a rate of 7.00% per year. The preferred shares will be convertible, at the holder’s option, at an initial conversion rate of 0.2477 common shares per $25.00 liquidation preference per preferred share (or an initial conversion price of approximately $100.93 per common share), subject to adjustment upon the occurrence of certain events. The initial conversion price represents a 15% conversion premium over the closing sale price of the Company’s common shares on March 19, 2008 on the New York Stock Exchange, which was $87.75 per share.

The Company intends to use the net proceeds from this offering to reduce the outstanding balance on its unsecured line of credit, which it uses from time to time to provide funds for general working capital and other corporate purposes, including the selective development, redevelopment and acquisition of life science properties.

Alexandria Real Estate Equities, Inc., Landlord and Developer of Choice to the Life Science Industry®, is a publicly-traded real estate investment trust focused principally on the ownership, operation, management, selective development, redevelopment and acquisition of life science properties. Our properties are designed and improved for lease primarily to institutional (universities and independent not-for-profit institutions), pharmaceutical, biotechnology, medical device, life science product, service, and translational medicine entities, as well as governmental agencies. We are the largest and leading provider of real estate to the broad and diverse life science industry with an asset base, as of December 31, 2007, that will enable us to grow to approximately 22.4 million square feet consisting of 166 properties approximating 12.1 million rentable square feet, properties undergoing ground-up development approximating 1.6 million square feet, plus an imbedded pipeline for ground-up development approximating 8.7 million developable square feet.

The Series D Cumulative Convertible Preferred Stock will be issued pursuant to an effective registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s Series D Cumulative Convertible Preferred Stock, nor shall there be any sale of the Series D Cumulative Convertible Preferred Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the prospectus supplement relating to this offering, when available, may be obtained by contacting: J.P. Morgan Securities Inc. 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 (tel: 718-242-8002; fax 718-242-1350), or Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220 (tel: 718-765-6732; fax: 718-765-6734), or Merrill Lynch & Co. (Prospectus Fulfillment), 4 World Financial Center, Prospectus Department, New York, NY 10080.  The offering may be made only by means of a prospectus and related prospectus supplement.

This press release contains forward-looking statements within the meaning of the federal securities laws. The Company’s actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission.

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